                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-21324

                           NOTIFICATION OF LATE FILING

(Check One):    [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F   [ X] Form 10-Q
                [ ] Form N-SAR   [ ] Form N-CSR

For Period Ended:                   MARCH 31, 2004
                 ---------------------------------------------------------------

[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:
                                                       -------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                     NYFIX, INC.
                        --------------------------------------------------------

Former name if applicable
                          ------------------------------------------------------

                                333 LUDLOW STREET
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code           STAMFORD, CONNECTICUT 06902
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]   (a)  The reasons described in reasonable detail in Part  III  of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report,  semi-annual  report,  transition report on
      Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof,  will be filed on or before the fifteenth  calendar day following the prescribed due date; or the subject  quarterly  report or  transition  report on Form
      10-Q, or portion  thereof,  will be filed on or before the fifth  calendar day following the prescribed due date; and

[ ]   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
      has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable  detail why Forms 10-K, 11-K, 20-F, 10-Q,  N-SAR,
N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The  Registrant  was unable to file the Form 10-Q for the period ended March 31,
2004,  without  unreasonable  effort or expense,  due to its inability to file a complete and accurate Form 10-Q by the original filing date.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

         MARK R. HAHN              (203)                                425-8000
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                       (Name) (Area Code) (Telephone number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                                 [ ] Yes  [X] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]

                                                                 [ ] Yes  [X] No

                                      -2-

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                                   NYFIX, INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date May 10, 2004                          By:  /s/ Peter K. Hansen
     ------------------------                 ----------------------------------
                                              Name: Peter K. Hansen
                                              Title: Chief Executive Officer

                                      -3-